Exhibit 10.14

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MANUFACTURING FACILITY PREPARATION AND SUPPLY AGREEMENT
Touch Screen Display Sensor Films

This Manufacturing Facility Installation and Supply Agreement has been entered into between:

Uni-Pixel Displays, Inc, having a place of business at 8708 Technology Forest Place, Suite 100 The Woodlands, TX 77381 US (hereinafter “UNIPIXEL”); and

Eastman Kodak Company, a New Jersey corporation duly organized under the laws of New Jersey, doing business at 343 State Street, Rochester, New York 14650 (“KODAK”)

This Agreement has an effective date of April 15, 2013 (“Effective Date”).

BACKGROUND

The Parties entered into a Joint Development Agreement dated February 5, 2013 (“Development Agreement”) to facilitate undertaking one or more development projects to develop a cost competitive manufacturing capability for Flexible Patterned Conductive Films utilizing UniPixel’s base UniBoss technology and processes and Kodak’s UHR Flexcel plate writing technology and volume roll-to-roll coating and conveyance experience. KODAK will be renovating a facility (the “Manufacturing Facility”) in furtherance of the Parties intended commercialization of certain Flexible Patterned Conductive Films with initial products targeted to be Touch Screen Display Sensors for smart phones, tablets, net-book computers, laptop computers,, all-in-one computers and touch display monitors and interfaces. In addition, the Parties are interested in having KODAK provide the services to operate and support the Manufacturing Facility and supply finished or partially finished to UNIPIXEL, UniPixel Partners or Customers.

Therefore, the Parties agree to the following terms and conditions:

1.	DEFINITIONS

1.1.	“Agreement” means this Manufacturing Facility Installation and Supply Agreement and any Exhibits and Purchase Order (“PO”) permitted by and specifically referencing this Interim Supply Agreement.

1.2.
"Affiliate" means any company or other legal entity that is directly or indirectly controlled by another company or other legal entity. Control means the ability to direct the policy or operations of an entity, directly or indirectly, and shall be presumed in the case of the possession of more than fifty percent (50%) of the voting  stock  of  the  controlled  entity  or  the  possession  of  the  maximum

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ownership permitted by operation of local laws or regulations governing such entity.

1.3.	“Alternate Use” shall have the meaning as defined Section 6.6.

1.4.	“Base JDA Process” shall have the same meaning as defined in the Development Agreement.

1.5.	“Base UniPixel Process” shall have the same meaning as defined in the Development Agreement.

1.6.
“Capital Project Plan” means the document defining the building, building renovation, equipment, equipment installation and qualification and process qualification requirements as agreed to and signed by both Parties. The Capital Project Plan will contain the informational content as outlined in Exhibit 3.

1.7.	“Conductor Film” shall have the same meaning as defined in the Development Agreement.

1.8.	“Current JDA Process” means the process that includes the most current version of modifications and improvements to the Base UniPixel Process developed by the Parties under the Development Agreement.

1.9.
“Customer” means any third party that has been identified to KODAK in writing by UNIPIXEL as having placed an order for a Product or Service with UNIPIXEL and for which a copy of the order has been delivered to KODAK along with the Purchase Order from UNIPIXEL.

1.10.	“EBIT” shall have the meaning as defined in Section 7.8.

1.11.
ERP System” means enterprise resource planning system which is defined as management software incorporating operational facets of the business to automate and facilitate the flow of data governing manufacturing, operations staff, financing, distribution, accounting, inventory management, sales, marketing, planning, human resources and back-office functions. It is understood that the each Party will have an ERP System but they may not be directly linked for business and legal reasons. A link to share limited amounts of information between the Parties will be developed by KODAK (the “ERP Data Warehouse”) Until such link is established, the Parties agree to exchange the requisite information via weekly or monthly reports in a format, including but not limited in scope to exchanges via electronic means, that facilitates entry of such information into the other Parties ERP Systems via commercially acceptable practices.

1.12.	“Facilities” means the combination Manufacturing Facility, UniPixel Facility and Third Party Plating Facility.

1.13.	“Finished Product” shall have the meaning as defined in Exhibit 1.

1.14.	“Floor Price” shall have the meaning as defined in Section 7.5.

1.15.	“Inception Cost” shall have the meaning as defined in Section 7.13.

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1.16.	“Initial Tool Set” means the tools to be purchased for placement and use within the Manufacturing Facility for the purpose of manufacturing Conductor Film.

1.17.	“KODAK Personnel” means agents or employees of KODAK.

1.18.	“Kodak EBIT Share” shall have the meaning as defined in Section 7.8.

1.19.	“KODAK Background Rights” shall have the same meaning as defined in the Development Agreement.

1.20.	“Kodak Monthly Product Variance” shall have the meaning as defined in the Section 7.9.

1.21.	“Kodak Monthly Service Variance” shall have the meaning as defined in the Section 7.9.

1.22.	“KODAK Project Rights” shall have the same meaning as defined in the Development Agreement.

1.23.	“Kodak Standard Product Cost” shall have the meaning as defined in the Section 7.9.

1.24.	“Kodak Standard Service Cost” shall have the meaning as defined in the Section 7.9.

1.25.	“Locked Zone” shall have the meaning as defined in Section 9.1.

1.26.	“Logo” shall have the meaning as defined in Section 8.2.

1.27.	“Monthly Accounting Closing Date” shall have the meaning as defined in the Section 7.9.

1.28.
“Monthly Joint Operations Review” or “MJOR” means a meeting held monthly by representatives of the Parties to review key metrics of the supply relationship including (i) operational metrics such as capacity, yield and cost; (ii) sales metrics such as order status, new orders, customers and price; and (iii) other review of other aspects of the business such as capacity expansion, SG&A Costs, Alternate Use, new products and marketing.

1.29.
“Operations Plan” means the document defining the operating schedule, operations staff, maintenance staff, staff training, ERP system, and standard operating procedure requirements as agreed to and signed by both Parties. The Capital Project Plan will contain the informational content as outlined in Exhibit 3.

1.30.	“Part Number” shall have the meaning as defined in Exhibit 1.

1.31.	“Party” means UNIPIXEL and KODAK individually; “Parties” means both UNIPIXEL and KODAK. Reference to the Parties includes their respective permitted assignees and successors in interest.

1.32.
"Participation Agreement" or “PA” means an agreement between a Party to this Agreement and an Affiliate of that Party in which such Affiliate agrees to be bound by the terms and conditions of this Agreement

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1.33.	“Plating Process” shall have the same meaning as defined in Exhibit A of the Development Agreement.

1.34.	“Preferred Licenses” shall have the meaning as defined in Section 7.7.

1.35.	“Printing Process” shall have the same meaning as defined in Exhibit A of the Development Agreement.

1.36.	“Product” shall have the meaning as defined in Exhibit 1.

1.37.	“Product Cost” shall have the meaning as defined in Section 7.2.

1.38.
“Product Lead Time” means the estimated period of time between when a Purchase Order is accepted by KODAK and when the Products or Services as specified on that Purchase Order are expected to be provided to, or ready for shipment to, the Customer. Product Lead Time will be reviewed at each MJOR and mutually agreed upon by the Parties.

1.39.	“Product Variance” shall have the meaning as defined in the Section 7.9.

1.40.
“Purchase Order” or “PO” means documents, in either electronic or hardcopy form, issued by a UniPixel Partner to Supplier to order for delivery Product(s) or Services under this Agreement. The PO shall include the Customer name, identification and quantity of Product(s) or Services(s) ordered, and the selling price which that Customer will pay to UNIPIXEL upon receipt of the order, the delivery date, shipping address, terms and instructions. All Purchase Orders issued and subsequently accepted by KODAK in accordance with this Agreement shall give rise to a contract between KODAK and UNIPIXEL for the sale of the Products or Services ordered and shall be subject to and governed by the terms of this Agreement.

1.41.	“Sensor Film” shall have the same meaning as defined in the Development Agreement.

1.42.	“Services” means the services(s) provided by the Manufacturing Facility or any of its staff pursuant to requests or Purchase Orders submitted by UniPixel Partners.

1.43.	“Service Cost” shall have the meaning as defined in Section 7.3.

1.44.
“Sales, General and Administrative Costs” or “SGA Costs” means costs from sales, marketing, contract negotiation and writing, logistics, planning, finance, business development and management activities, within or supporting the Manufacturing Facility and the UniPixel Facility, and that are directly associated with the manufacture, sale and distribution of Products and Services. SG&A Costs will be reviewed during the MJOR but in any case shall not exceed $1M per month by either Party unless agreed upon in writing by the Parties.

1.45.	“Specifications” the specifications for each Product including quality requirements that are set forth in Exhibit 2 of this Agreement.

1.46.	“Standard Product Cost” shall have the meaning as defined in the Section 7.9.

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1.47.
“Supplier" means KODAK or any Affiliate of KODAK that is authorized by KODAK to provide Product(s) or Services under the Agreement and that has signed a PA agreeing to be bound by the terms and conditions of the Agreement, which a copy of signed PA has been delivered to UNIPIXEL.

1.48.	“Third Party Plating Facility” shall have the meaning as defined in Section 3.2.

1.49.	“Touch Screen Display Sensor” shall have the same meaning as defined in the Development Agreement.

1.50.	“Unfinished Product” shall have the meaning as defined in Exhibit 1.

1.51.	“UniPixel EBIT Share shall have the meaning as defined in Section 7.8.

1.52.	“UniPixel Facilities” shall have the meaning as defined in Section 3.2.

1.53.
“UniPixel Partner” means UNIPIXEL, or any Affiliate of UNIPIXEL that has been identified to KODAK in writing as authorized by UNIPIXEL to procure Product(s) under the Agreement and that has signed a PA agreeing to be bound by the terms and conditions of the Agreement, which a copy of signed PA has been delivered to KODAK.

1.54.	“UniPixel Personnel” means agents or employees of UNIPIXEL.

2.	PURPOSE AND STRUCTURE OF AGREEMENT

Supplier will establish and operate the Manufacturing Facility and UniPixel Partners may procure Product(s) and/or Service from Suppliers on the terms and conditions of this Agreement by means of Purchase Orders which authorize Supplier to provide Product(s) and/or Services under the Agreement. The cost of establishing the Manufacturing Facility will be shared between the Parties according to the Capital Project Plan. The revenue and profit will be allocated between the Parties according to Section 6 of this Agreement

3.	SCOPE OF AGREEMENT

3.1. Generally. Supplier will (i) prepare facility in accordance with the Capital Project Plan to receive and install UNIPIXEL specified equipment, (ii) establish and document operating procedures, operate and maintain the said facility according to the Operations Plan, and (iii) manufacture and deliver Product(s) in accordance with Purchase Orders and Product Specifications attached herein as Exhibit 2 issued by UniPixel Partners and accepted by Supplier. Supplier will provide Services in accordance with request or Purchase Orders issued by UniPixel Partner and accepted by Supplier.

3.2. UniPixel Facility. It is understood by both Parties that a parallel manufacturing capability will be established under the direction of UNIPIXEL and distributed within sites at The Woodlands, TX., or at other yet to be defined locations (the “UniPixel Facilities.”) and that UNIPIXEL has contracted the Plating Process to a third Party, CyberShield, Inc. (“CYBERSHIELD”), in Lufkin, TX, (“Third Party Plating Facility”).

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4.	MANUFACTURING FACILITY INSTALLATION

4.1. Site. KODAK and UNIPIXEL have mutually agreed that the Manufacturing Facility will be housed within a portion of the existing Building 326, located within the Eastman Business Park site in Rochester, NY. Presently his space consists of approximately 100000 sq. ft. and will be dedicated for the purpose of this Agreement, and the site offers future expansion to more than double that foot print if necessary. KODAK Personnel will lead the planning to modify the facility to the necessary cleanroom specifications, prepare the site for tool installations, support the tool vendors during tool installation, and support the tool qualification activities per the Capital Project Plan. From time to time, the Parties will jointly review the Capital Project Plan and each sign-off on any agreed upon changes in scope or cost. The Parties have agreed upon the tentative and estimated capital funding of the Manufacturing Facility as set forth in Exhibit 4. Each Party will retain ownership of their respective assets unless (i) agreed upon in writing by the parties or (ii) termination occurs and assets are managed per Section 14.

4.2. Tool Specification. The tools and equipment to be installed in the facility are defined in the Capital Project Plan and are intended to provide the capability to implement the Base UniPixel Process. The Initial Tool Set specifications and vendors will be based upon the recommendations from UNIPIXEL based upon their assessment of available options to date. Time permitting, KODAK and UNIPIXEL will meet to discuss and make suggestions to the tool specifications prior to receipt from the tool vendors.

4.3. Tool Purchase. The purchase (order and payment) of any and all capital items will be the responsibility of the Party indicated in the Capital Project Plan. Tools will be ordered per the schedule indicated in the Capital Project Plan and any delays in ordering will require notification of the other Party by the ordering Party with 72 hours of the understanding of the delay. KODAK will be responsible to provide support to the vendor for all tools to be installed in the Manufacturing Facility. UNIPIXEL will be responsible to provide support to the respective vendors for any tools installed at sites other than the Manufacturing Facility.  Both Parties will offer to the other Party the opportunity to view and interact with a tool vendor during the installation of a tool at any of the manufacturing sites.

5.	OPERATION OF MANUFACTURING FACILITY

5.1. Facility Operation. KODAK will be responsible for providing the operational support for the Manufacturing Facility as per the Operations Plan. The operations staff will include tool operators, engineering staff and management staff that will be required to operate the Manufacturing Facility to commercially acceptable standards of yield, productivity and cost. It is understood that the Manufacturing Facility may be operational over multiple shift per day and during weekends, defined in Section 6.2, as is necessary to meet the demand plans. Engineering staff will be provided to implement the most Current JDA Process, establish and monitor process controls, address manufacturing problems, monitor and improve yields and to improve the process efficiency. Kodak will manage the procurement and incoming quality control of the all raw materials or Unfinished Product received from UniPixel Facilities which are used in the subsequent manufacture of Unfinished Product or Product by the Manufacturing Facility.

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5.2. Facility Maintenance. KODAK will be responsible for providing the maintenance support for the Manufacturing Facility as per the Operations Plan. This will include hiring and training the necessary maintenance staff, securing adequate service contracts as is necessary and cost effective, and maintaining an inventory of spare parts and tools necessary to service the equipment on site and enable commercially acceptable standards of tool productivity and uptime.

6.	FACILITY UTILIZATION

6.1. Generally. The Parties acknowledge that it is beneficial to both Parties to have material being manufactured in each of the Manufacturing Facility, the UniPixel Facility and the Third Party plating Facility to improve the productivity and yield capabilities of each facility. The Parties acknowledge that yield may change the apportionment of production volume to a degree and that additional capacity may be required as demand increases.

6.2. Capacity Allocation. The Parties agree that after March 1, 2014 the Manufacturing Facility shall receive purchase orders from UniPixel Partners that consume no less than ***% of the available capacity, assuming a ***-shift per day, ***-hour shift, *** day per week operation for the Printing Operations and that consume no less than ***% of the available capacity, assuming a ***-shift per day, ***-hour shift, *** day per week operation for the Plating Operations, for each month as forecasted by the ERP System, for *** (***) years of operation of the Manufacturing Facility, following the first production purchase order from UNIPIXEL or UniPixel Partners, provided such orders have been received by UNIPIXEL or UniPixel Partners from Customers.  This capacity allocation shall apply for each of the Printing Process capacity and the Plating Process capacities. Until this time, the Parties will jointly determine the appropriate split of orders between facilities to most effectively improve yield, reduce cost and provide product to Customers to schedule.

6.3. Yield Apportionment. The yield of all Facilities will be entered and tracked in the ERP System. If the Manufacturing Facility is suffering yield losses of greater that 15% of the yield (as measured over a one month period as a percentage of the total facility yield, not as percentage points with respect to a maximum of 100%) when the Printing Process yield of the Manufacturing Facility is compared to the Printing Process yield of the UniPixel Facilities, or when the Plating Process yield of the Manufacturing Facility is compared to the Plating Process yield of the Third Party Plating Facilities, then the allocation of the production for a given month may be shifted by that same percentage of the demand for that month, to the higher yielding facility. Once the yield is improved to within less that 15% of the higher-yielding facility for two consecutive months, then the allocation of production to the facilities will be returned to the level as defined in Section 6.2. Either Party may audit the facility of the other Party, or the Third Party Plating Facility, to assess yield performance upon request and the party receiving the request shall grant the audit within 7 business days of the request.

6.4. Production Planning. During the Term, production planning will be governed by UNIPIXEL who will enter all orders into the ERP System. The Manufacturing Facility shall be linked to this system for the purpose of electronically receiving production orders, initiating manufacturing to fill the order, track the progress of the materials being made for

***This information has been omitted pursuant to a confidential treatment request and filed separately with the Securities and Exchange Commission.

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an order, the inventorying or shipment of the order, and the yield, re-work and net cost to complete the order.  Electronic orders shall be submitted according to Section 9 below.

6.5. Capacity Expansion. Capacity expansion at any existing or new facility shall be discussed between the Parties 90 days prior to any commitment to expand is initiated.  The Parties agree that either Printing Process or Plating Process capacity expansion will first be offered to be placed into the Manufacturing Facility on the same or similar terms as contained in this Agreement and additional capacity expansion within the Manufacturing Facility will commence upon KODAK approval.  Additional capacity at locations other than the Manufacturing Facility shall be installed with the understanding that the production allocation for the Manufacturing Facility shall be maintained at no less than ***% of available capacity assuming a ***-shift per day, ***-hour shift, *** day per week operation for the Printing Operation and at no less than ***% of available capacity assuming a ***-shift per day, ***-hour shift, *** day per week operation for the Printing Operation. If Kodak does not participate in funding a capacity expansion activity, Kodak shall not be required to support any capacity expansion activities or share any technology or trade secrets not otherwise specified under the Development Agreement, and Kodak will not share the operating costs or the EBIT from said capacity expansion.

6.6. Alternate Use. Supplier shall have the right to make use of any unused capacity in the Manufacturing Facility to develop improved or alternate processing, prototype new potential products (the “Alternate Use”). Supplier shall also have the option of utilizing unused capacity, or install additional capacity at its own cost, for producing products or services, other than the Products or Services, for customers other than the Customers. However, the production orders of Products and Services will not delay or interrupt the production of Products and Services without the approval of UNIPIXEL. Alternate Use that results in production orders for new products will be reviewed in advance of any manufacturing at the MJOR and the profits from Alternative use are to be shared by the Parties as described in Sections 7.4 and 7.9. Technologies to be developed within the Manufacturing Facility shall be (i) reviewed between the Parties and any introduction of new materials (including substrates, substrate coatings, inks, or plating solutions) shall be approved by both Parties in advance and (ii) shall require the submission of a new SOW as defined under the Development Agreement and will result in ownership and license rights as defined in the Development Agreement. Any technology developed within the Manufacturing Facility that is not preceded by the submission of a new SOW will be governed as Joint Overlapping Project Rights per the Development Agreement.

7.	PRODUCT PRICING, REVENUE AND PROFIT SHARING

7.1. Generally. The Parties agree that the structure of the revenue, cost and profit sharing will be based upon the collection of manufacturing costs involved in operating the Facilities to produce Product, sales and marketing costs associated with the level of production within the Facilities, but excluding any other overhead expenses of either Party as defined in Section 7.2. KODAK will sell all finished or partially-finished products to UNIPIXEL at cost (including shipping and estimated sales taxes) KODAK and UNIPIXEL will share any earnings at a split defined herein.

***This information has been omitted pursuant to a confidential treatment request and filed separately with the Securities and Exchange Commission.

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7.2. Product Cost. The Parties will install the capability into the ERP System to track yields and all costs for all Products. The Products shall carry Part Numbers in the ERP System to identify which of the Facilities are being used to manufacture the Product. The Product cost shall include: (i) fixed costs directly associated with the operation of the Facilities attributed to capacity to manufacture Product, (ii) variable costs directly associated with the manufacture of the Product, (iii) distribution costs of the Product, (iv) direct R&D for the Product, (v) SG&A Costs associated with the Product or operation of the Manufacturing Facility but excluding any Supplier or UniPixel Partner corporate costs not directly attributable to the management of the (a) generation of sales of the Product or (b) manufacture of the Product and (vi) marketing and advertising costs associated with the sale or promotion of the Product (the “Product Cost”). The Product Cost shall specifically exclude indirect research and development (R&D) costs or allocations unless such costs can be attributed to mutually agreed upon projects aimed at improving the performance or manufacturability of the Products and Services or are for the development of future Products and Services that will be supplied by the Manufacturing Facility.

7.3. Service Cost. The Manufacturing Facility may provide Services to Customers or to UniPixel Partners from time to time. Such Services may include the manufacturing of limited pilot or test products, metrology services performed within the Manufacturing Facility or within other Kodak facilities, or in conjunction with local service providers, that are not directly associated with the manufacture of Product. If and when such Services are requested and subsequently provided, the cost of Service (the “Service Cost”) shall include:
(i) fixed costs directly associated with the operation and maintenance of the Facilities provided the Service is completed at the Manufacturing Facility, (ii) variable costs associated with providing a Service, (iii) direct R&D for the Service, (iv) SG&A Costs associated with the Service but excluding any Supplier or UniPixel Partner corporate costs not directly attributable to the management of the Service. Supplier will install the capability into the ERP System to track all costs associated for a given Service.

7.4. Alternative Use Cost. Supplier shall bear the costs associated with any Alternate Use unless such Alternate Use results in a profitable sale in which case the costs associated with such Alternate Use will be tracked in the ERP System and included in the cost accounting per Sections 7.2 and 7.3 above. The revenue received by Kodak for such Alternate Use will be treated as defined in Section 7.9 below.

7.5. Product and Services Pricing. Except for Alternative Use, Products manufactured and supplied by the Supplier under the Agreement shall be provided to UniPixel Partners at the Product Cost. Services shall be provided to UnPixel Partners at the Service Cost. Pricing shall be reviewed by the Parties each month during the MJOR where the target pricing will be negotiated along with any discounts that can be offered and the minimum price that will be accepted for new orders to be received in the following month (the “Floor Price”).

7.6. Taxes/Duties. UNIPIXEL shall be responsible to pay any applicable sales, use or excise taxes or duties imposed under the authority of a federal, state or local taxing jurisdiction.

7.7. Preferred Pricing & Capacity License. It is understood that UNIPIXEL is offering to potential customers a preferred pricing and capacity license arrangement (the “Preferred

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Licenses”) wherein a Customer will receive discounted product pricing and preferential capacity access for a negotiated series of payments (the “Preferred License Revenue”). The payments for the first four (4) Preferred Licenses will be not counted in the calculation of revenue in Section 7.8, the Preferred License revenue for any additional Preferred Licenses shall be included in the Revenue calculation Upon signing of this Agreement, UNIPIXEL will promptly provide copies of the pricing terms extracted from each of the current and future Preferred Contracts. UNIPIXEL warrants that (i) it will not consent to offering or providing a Product price on any future Preferred License that is, or is expected to be, below the Product Cost plus a EBIT margin of 50% at the time of sale of the Product, provided that the Manufacturing Facility is operating at a minimum of 50% net yield, without prior written approval by KODAK, (ii) if the average current selling price for other current Customers (the “Market Price”) for any Product is below the price provided to any such Preferred License, no further price discounts shall be offered to the Customer who holds the Preferred License, and (iii) no Preferred Licenses shall offer “favored nation” terms where the price for that customer is both (a) dynamically indexed to the Market Price and (b) provides for an additional discount below Market Price.

7.8. Revenue and EBIT. All revenue derived from the sale of Products and Services, including the revenue from profitable Alternative Use, but minus any rebates, other discounts or credit for returns, shall be recorded, tracked and totaled in the ERP System for each month (the “Monthly Revenue”) by UNIPIXEL and provided to KODAK through the ERP System, ERP System Data Warehouse or in a report as defined in Section 1.1. The Product Costs and Service Costs incurred by UniPixel Partners in the course of manufacturing Product and providing Services during the previous month including Taxes/Duties will be tracked and totaled by UNIPIXEL for each month (the “UniPixel Monthly Costs”). The Product Costs and Service Costs incurred by Supplier in the course of manufacturing Product and providing Services during the previous month including Taxes/Duties will be tracked and totaled by KODAK for each month (the “Kodak Monthly Costs”). Earnings before income taxes (“EBIT”) shall be calculated as EBIT = Monthly Revenue – Kodak Monthly Costs- UniPixel Partner Monthly Costs. The EBIT for each month shall be shared and split between UNIPIXEL (the “UniPixel EBIT Share”) and KODAK (the “Kodak EBIT Share”) on a 50% - 50% sharing basis.

7.9. Standard Cost and Variance. The Parties acknowledge that KODAK will use the concept of “standard cost” for accounting purposes. “Standard Product Cost” means an estimate of the manufacturing cost of a unit of Product, based upon a priori knowledge or estimates of the cost elements that are utilized in the manufacturing process and supporting functions as defined in Section 7.2. The Standard Product Cost is used for revenue and earnings planning purposes and may be updated at some frequency, typically annually or monthly. Kodak will calculate the standard cost for each Product or Service (the “Standard Service Cost”) and will review these costs with UNIPIXEL prior to providing any Product or Service. Any difference between the actual costs incurred in the manufacturing of Product and the Standard Product Cost is termed variance (the “Product Variance”). Any difference between the actual costs incurred in providing a Service and the Standard Service Cost is termed variance (the “Service Variance”). Given the limitations in capabilities of accounting systems or ERP Systems, the actual cost of products or services, and hence the Product Variance or the Service Variance, may not be precisely known for several days until after the end of a given month of manufacturing, but after this date (the “Monthly

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Accounting Closing Date”) the Product Cost for that month, which is also equal to the Standard Product Cost plus the Product Variance, and the Service Cost for that month which is also equal to the Standard Service Cost plus the Service Variance are calculated. The portions of the Standard Product or Service Cost and the Product or Service Variance attributed to KODAK cost per Section 7.2 are the “Kodak Standard Product Cost,” the “Kodak Standard Service Cost,” the “Kodak Monthly Product Variance,” and “Kodak Monthly Service Variance,” respectively.

7.10. Monthly Costs and Invoicing. Upon completion of an order, KODAK will immediately invoice UNIPIXEL in the amount of the Kodak Standard Product Cost relating to the Product or Service produced. After each month ends KODAK and UNIPIXEL will promptly calculate, in accordance with Sections 7.2 and 7.3, their respective actual contribution to the Product Costs and Service Costs associated with all orders completed and shipped to the Customer or delivered to inventory during the prior month. In addition, KODAK will calculate per Section 7.9 the Kodak Monthly Product Variance and the Kodak Monthly Service Variance associated with those same orders. The cost information from both Parties will be loaded into the ERP Data Warehouse, as well as the total sales that were invoiced by UNIPIXEL for the prior month. Each Party will also calculate the EBIT share for each Party attributable to the sale of those Products or Services delivered in the previous month as per Section 7.8. Promptly following the Monthly Accounting Closing Date for each Party, but prior to the 15th day of the month, the Parties will hold the MJOR where part of the agenda will be to review the cost, revenue and EBIT information and reconcile any differences. KODAK will then immediately invoice UNIPIXEL for (a) the Kodak Monthly Product Variance and the Kodak Monthly Service Variance associated with the orders for the previous month and (b) the Kodak EBIT Share associated with the orders for the previous month. In the case of where an Alternate Use occurs, KODAK will calculate the Estimated EBIT Share associated with the Alternate Use that is to be paid to UNIPIXEL.

The Parties acknowledge that circumstances may arise, such as during the initial ramp periods of the Manufacturing Facility, where the EBIT or Estimated EBIT Shares are negative (less than zero.) In such a case, the KODAK shall still prepare invoices in the manner of this Section 7.10 clauses (a) and (b).

7.11. Payments to KODAK. UNIPIXEL shall pay to KODAK (i) within *** days of the invoice date, the Kodak Standard Product Cost and any Kodak Standard Service Cost invoiced by KODAK per (a) of Section 7.9 and (ii) within 15 days of the invoice date, the Kodak Monthly Product Variance, Kodak Monthly Service Variance and the Estimated EBIT Share per (b) of Section 7.10. If the Estimated EBIT Share is negative, UNIPIXEL shall be expected to make a single payment within 30 days of the invoice date, for the net remaining amount calculated as the Kodak Monthly Product Variance plus the Kodak Monthly Service Variance minus the absolute value of the Estimated EBIT Share. Payments to Kodak will be made via ACH in immediately available funds to the following account:

***This information has been omitted pursuant to a confidential treatment request and filed separately with the Securities and Exchange Commission.

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Description-Reference: Conductive Films

7.12. Payments to UNIPIXEL. If an amount due is owed to UNIPIXEL, such as in the case of an EBIT Share from Alternate Use, Payments to UNIPIXEL will be made within *** days from the date that KODAK (a) invoices a customer in conjunction with an Alternate Use or (b) invoices UNIPIXEL for a Product or Service shipment where the Estimated EBIT Share is negative, via ACH in immediately available funds to the following account:

7.13. Inception Costs. When the Manufacturing Facility becomes operational, it is understood by the Parties that production processes must be certified as capable of delivering the yield, quality and performance capabilities required to meet the Product specifications and Product cost targets, before any saleable Product is manufactured within the facility. The costs associated with the qualification and production certification cycles (the “Inception Costs”) for each of the three toolset flows (Plate Writing, Printing, Plating) begin following the qualification of a tool within the Manufacturing Facility by the tool vendor and the acceptance by Supplier and end upon certification of that tool or toolset. All qualification and production certification lots are to be tracked in the ERP System in terms of input material costs including chemical usage, facilities fixed costs including manufacturing operations support (including maintenance). The Inception Costs will be shared equally between the Parties. Kodak will calculate the costs in aggregate on a weekly basis and invoice UNIPIXEL for half of the Inception Costs for the past week, in a manner similar to the invoicing for Kodak Product Standard Cost as per Section 7.9. UNIPIXEL shall make payments to KODAK in response to such invoices as per Section 7.11 (i).

7.14. The Parties acknowledge they may decide to change the terms of this Article 7 to meet the changing needs of the business relationship between them. This may be done by written and signed consent by both Parties or by amending this Agreement.

8.	SALES, MARKETING AND BRANDING

8.1. Joint Staffing. UNIPIXEL will be responsible for providing sales and marketing capabilities that will support the sale of the Products and Services. KODAK will provide a minimum of one (1) person(s) of sales and/or marketing staff to augment this team and support any sales and marketing activities including attendance to trade shows, customer visits, market research, advertising and development of marketing and sales collateral.

8.2. Branding. UNIPIXEL will brand all Products and Services with the “Uni-Pixel” brand as shown in Exhibit 6.  UNIPIXEL will include a KODAK designed logo referencing

***This information has been omitted pursuant to a confidential treatment request and filed separately with the Securities and Exchange Commission.

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for example: “Enhanced by Kodak Materials & Processing,” “Kodak Technologies Inside,” or “Kodak” (the “Logo”) as shown in Exhibit 7 near the UNIPIXEL name on the packaging and Product and Service literature. At KODAK’s discretion it may designate an alternative brand, trademark or trade name to be used by UNIPIXEL pursuant to this Section 8.2 and subject to written approval by UNIPIXEL. Any other use of the Kodak name and any Kodak brand or trademark shall be done with KODAK’s prior written approval and shall comply with all applicable Kodak branding and trademark guidelines, as provided to UNIPIXEL by EKC from time to time.

8.3. Technical Support. UNIPIXEL will establish a technical support capability including staff and telephone access information for the sales team and Customers as necessary. KODAK will provide at least one technical support resource (engineer or qualified technician) that will be made available to UNIPIXEL or to Customers to help resolve application or quality issues for Products or Services provided by Supplier.

8.4. Collaboration. The Parties will collaborate on the marketing of Products and Services including sharing of views, assessments and strategies on market opportunities and customers for both current Products and Services new Products and Services development concepts and requirements.

9.	ORDERS AND ADJUSTMENTS

9.1. Orders/Acceptance. UNIPIXEL will provide a Purchase Orders and a forecast of orders for Products that will be used by Supplier to deliver product and plan production efficiently. UniPixel Partner shall submit Purchase Orders to Supplier electronically through the ERP Data Warehouse interface.  A planner within or assigned to the Manufacturing Facility will review the Purchase Order for completeness of information and compatibility of the shipping date with current Lead Time.  If the order can be delivered per the shipping date on the Purchase Order, the order will be accepted and the planner will acknowledge acceptance in the ERP Data Warehouse within three (3) days.  If the order cannot be accepted, the planner will reject the order in the ERP Data Warehouse and also notify the planner at UNIPIXEL, via e-mail and or phone contact, to resolve any issue.  Orders will not be entered until the Purchase Order information is adjusted for completeness and schedule compatibility.  The forecast (the “Rolling Horizons Forecast”) will have three time zones as follows (i) the “Locked Zone” (*** Days): order is adjustable or cancelable subject to costs incurred to date; (ii) the “Firm Zone” (additional *** days): order may be rescheduled outward by *** days with no cost penalty.  Cancelation of order or rescheduling by more than *** days may result in a fee; (iii) the “Scheduling Zone” (additional *** months): orders may be cancelled or rescheduled without incurring any costs but potentially may not be added back into plan if capacity is no longer available, and (iv) the “Planning Zone” (additional *** months): for long term planning only.  UniPixel Partner will have no obligation to purchase or pay for Product(s) or Services except pursuant to a PO issued by UniPixel Partner and accepted in accordance with the terms of the Agreement. In the event of any conflict between the terms of this Agreement and any Purchase Order, the terms of this Agreement shall control.  Any different or additional terms or conditions in any PO or any proposal, acknowledgment form or any other document of Supplier will be of no force or effect and will not become part of the Agreement between the parties. UniPixel Partner must order the minimum quantity of each Product.

***This information has been omitted pursuant to a confidential treatment request and filed separately with the Securities and Exchange Commission.

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9.2. Purchase Order Cancellations. UniPixel Partner may cancel all or any part of any UniPixel Partner PO at any time, subject to the terms of Section 9.1. Upon any such cancellation, Supplier shall, to the extent and at the times specified by UniPixel Partner, promptly stop all work on Purchase Orders (or designated portions thereof) so cancelled, incur no further manufacturing costs, and protect all property. Supplier is authorized to incur costs necessary to adequately store and protect any completed or partially-completed property. UniPixel Partners may also receive similar cancellation notices in response to changes in Customer orders and will similarly stop work on cancelled Purchase Orders. The Parties acknowledge that the costs incurred by either Party will be factored into the calculations of Product Cost per Section 7.2.

9.3. Stock Piling. UNIPIXEL shall not be responsible for costs associated with any excessive inventory (or stockpiling) of (i) raw materials used in the manufacturing of Products, or (ii) Products, either of which are accumulated by KODAK for use beyond the Firm Zone. An exception to this Section 9.3 is the case of raw materials that have a procurement lead time longer than the Locked Zone plus Firm Zone.

9.4. Inventory Reports. If requested by UNIPIXEL, KODAK shall provide UNIPIXEL with periodic inventory reports for all Products in inventory, work in progress, materials and other component parts (e.g., consigned materials) in KODAKs inventory, if not otherwise already provided in the ERP Data Warehouse. KODAK’s failure to provide such reports will relieve UNIPIXEL from any liability it would otherwise have under this Agreement for canceling Purchase Orders or for failing to issue Purchase Orders consistent with agreed upon binding forecasts (i.e. Lock Zone and/or Firm Zone), or otherwise upon termination of this Agreement for any reason.

10.	DELIVERY/TERMS OF SALE

10.1. Generally. All orders will be packaged and delivered in accordance with the specifications set forth in Exhibit 2. Each roll or sheet of Product shipped to UniPixel Partner or Customer shall bear an identification number (the “Product ID”). Supplier and UniPixel Partner shall each maintain written records of such Product IDs. In connection with any warranty claim pursuant to Section 12.1 hereof, UniPixel Partner shall arrange to provide to Supplier the Product ID for the Product as to which such claim is made.

10.2. Title and Risk of Loss. Product delivery terms, including transfer of title, shall be in accordance with the Purchase Order.

10.3. Shipment. After acceptance of a Purchase Order, Supplier shall ship the ordered Products per the terms of the Purchase Order unless a later shipping date is requested by UniPixel Partner or a Customer. in which event the ordered Products shall be shipped on the requested shipping date. If Supplier cannot meet a specified delivery date, Supplier will promptly notify UniPixel Partner and propose a revised delivery date and UniPixel Partner may, at its option: (i) cancel all or any portion of the PO without liability to Supplier; or (ii) re-prioritize production orders in queue at the Manufacturing Facility to deliver the ordered Products to the specific UniPixel Partner or Customer ahead of another.

10.4. Documentation. When UniPixel Partner is the "Importer of Record" as specified in the applicable PO or this Agreement, Supplier will, at no charge, promptly forward to

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UniPixel Partner any documents the UniPixel Partner may reasonably require to allow UniPixel Partner to clear the Goods through customs and/or obtain possession of the Goods at the port of entry.

11.	INTELLECTUAL PROPERTY

11.1. Development. The Parties may develop either independently or jointly any intellectual property pursuant to the activities under this Agreement. In the event that such intellectual property is developed, such intellectual property shall be subject to the terms set forth in the Joint Development Agreement.

11.2. Rights Granted. Except as specified in Section 8.2, no right, interest, ownership or privilege of use of any trade dress, trade name, trademark, service mark, logo or identification of KODAK is granted or is accorded UNIPIXEL or any other person claiming by or through or under UNIPIXEL by reason of this Agreement. KODAK hereby grants to UNIPIXEL a paid-up, non-transferable, non-exclusive permission to use the Logo in connection with Products sold by Supplier to Purchaser and for Products sold by UniPixel Partners to Customers under this Agreement. Purchaser agrees not to alter, modify, edit or change the Logo as they appear on Products in any manner or make any other use of the Logo without the prior written consent of KODAK.

12.	WARRANTIES

12.1. Warranties. KODAK represents and warrants that it will take commercially reasonable efforts to ensure: (i) each Product sold to UniPixel Partner under the Agreement and its packaging and packing will conform to the Specifications therefore,  including quality requirements, for such Product; (ii) Supplier will convey to UniPixel Partner upon delivery marketable title to the Products free of all claims, liens, or encumbrances; and (iii) all Product(s) will meet the agreed upon defect and workmanship standards. KODAK will have no liability or obligation to UniPixel Partner under this Section 12.1 to the extent that defects in Product(s) are due to UniPixel Partner’s abuse, misuse, improper use, negligence, accident, alteration or tampering. UniPixel Partner’s acceptance of Product(s) will not relieve KODAK of its warranty obligations pursuant to this Section 12.1.

12.2. DISCLAIMER OF OTHER WARRANTIES. OTHER THAN ANY WARRANTY EXPRESSLY SET FORTH HEREIN, ALL PRODUCTS ARE SOLD “AS IS” AND SUPPLIER MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING NON-INFRINGEMENT OR ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. EXCEPT AS EXPRESSLY SET FORTH HEREIN, SUPPLIER’S SOLE OBLIGATION IN THE EVENT OF ANY EXPRESS OR IMPLIED WARRANTY SHALL BE, BY AGREEMENT BETWEEN KODAK AND UNIPIXEL, TO REPLACE SUCH PRODUCT OR OFFER CREDIT AGAINST SUBSEQUENT ORDERS.

12.3. Customer Returns. If a Customer needs to return any Product(s) under Section 12.3, the Customer shall first contact UNIPIXEL to obtain a return merchandise authorization number (the “RMA Number”). An RMA Number must be requested by the Customer within *** days of the Customer receipt of the product or it shall not be granted without exception approval by both KODAK and UNIPIXEL. Customer will be instructed to properly package the returned Product(s) in accordance with the instructions provided in

***This information has been omitted pursuant to a confidential treatment request and filed separately with the Securities and Exchange Commission.

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the purchase order between Customer and UNIPIXEL, at Customer’s expense, with the RMA Number included on the exterior of the return packaging materials and return paperwork. UNIPIXEL will instruct the Customer to return the products to the Facility where it was made. The receiving Facility will be responsible for analysis of the product per the procedures defined in the Operations Plan and to determine if the product is eligible for replacement. If the product is to be replaced, the returned product will be included in any yield loss calculations for the current month and may affect the apportionment of production as a result.

12.4. UniPixel Partner Returns. If a UniPixel Partner needs to return any Product(s) under Section 12.4 to Supplier, the UniPixel Partner shall first contact UNIPIXEL to obtain a return merchandise authorization number (the “RMA Number”). UniPixel Partner will properly package the returned Product(s) in accordance with the instructions provided in the purchase order between UniPixel Partner and UNIPIXEL, at UniPixel Partner’s expense, with the RMA Number included on the exterior of the return packaging materials and return paperwork. UNIPIXEL will instruct the UniPixel Partner to return the products to the Manufacturing Facility. The Manufacturing Facility will be responsible for analysis of the product per the procedures defined in the Operations Plan and to determine if the product is eligible for replacement. If the product is to be replaced, the returned product will be included in any yield loss calculations for the Manufacturing Facility for the current month and may affect the apportionment of production for the following months as a result.

12.5. Quality. KODAK acknowledges that manufacturing and distributing products of high quality is a priority. Supplier must ensure that all Product(s) delivered under the Agreement fully conform to the quality requirements set forth in the Specifications in Exhibit 2. Supplier will implement and maintain an appropriate quality assurance program as defined in the Operations Plan to ensure conformance with the quality requirements set forth in the Exhibit 5, and will test Product(s) to the extent necessary to ensure that the required quality level is achieved. From time to time, UNIPIXEL may perform inspection and testing in parallel with Supplier to ensure that Supplier quality program is fulfilling all quality requirements. Any such inspection and testing by UNIPIXEL shall not relieve Supplier of its responsibility for product quality requirements under the Agreement.

12.6. Standard of Care. Unless otherwise agreed in writing by UNIPIXEL and KODAK, all Products are to be prepared and packed for shipment with reasonable care and in a manner consistent with that defined in the Operations Plan.

13.	FUTURE RELATIONSHIP

13.1. General. Both Parties agree to discuss furthering the relationship in terms of identifying additional products and services that KODAK may source as a means to expand the relationship, improve quality or lower the manufacturing costs for the Products or Services.

13.2. UNIPIXEL Assets and Assignment. In the event that substantially all of the UNIPIXEL assets installed in the Manufacturing Facility, are assigned, subsumed into or otherwise become part of a mutual-agreed-to alternate relationship between UNIPIXEL and KODAK, UNIPIXEL shall assign this Agreement to facilitate such relationship.

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13.3. KODAK Assets and Assignment. In the event that the Manufacturing Facility as defined under this Agreement is assigned, is subsumed into or otherwise becomes part of a mutual-agreed-to alternate relationship between UNIPIXEL and KODAK, KODAK shall assign this Agreement to facilitate such relationship.

14.	TERM AND TERMINATION

14.1. Term. This Agreement will commence on the Effective Date and continue until December 31, 2017 or until the Parties enter into an agreement to form an alternative commercial relationship  whichever is sooner.  The Agreement will automatically renew for
(1) additional year, and on each subsequent anniversary date of the renewal, unless a Party notifies the other Party within 90 days of the end of the term.

14.2. Termination without Cause. Either Party at its discretion may terminate this Agreement at any time by giving three (3) months advance written notice ("Termination Notice") to the other Party. The Parties will continue to provide and complete production orders for Products and Services, and provide the necessary operations, maintenance, and engineering support during the three (3) month period after the Termination Notice is delivered to the other Party (the “Termination Date”). The Termination Date may be modified by the mutual written consent of both Parties.

14.3. Termination for Cause. Either party may terminate the Agreement, without any charge, for a material breach of the Agreement by the other party (“Cause”). Such termination will be effective at the end of a Forty Five (45) day written notice period if the Cause remains uncured, or in the event of an incurable Cause immediately upon written notice. If the Parties are not in agreement that either (i) a breach has occurred or (ii) that a breach has not been cured, the Parties agree to participate in mediation in advance of legal proceedings.

14.4. Asset Disposition After UNIPIXEL Termination without Cause. Upon termination without cause by UNIPIXEL, and

(A) the UNIPIXEL intention to shutdown, sell, or otherwise dispose of the UNIPIXEL owned assets in the Manufacturing Facility, UNIPIXEL will

(a) offer for the first right of refusal to KODAK, to purchase the assets owned by UNIPIXEL, UniPixel Partner or creditors of UNIPIXEL, that reside in the Manufacturing Facility for the price of the fair market value (determined by a mutually agreed to certified 3rd party appraiser) of the assets and,

(b) shall grant to Kodak a ***% royalty bearing, non-exclusive, for the life of patents, license under the other UNIPIXEL Project Rights and Background Rights for the sole purpose of: (i) making or having made Conductor Film products that KODAK has agreed to supply to UNIPIXEL hereunder; (ii) using such Conductor Film products to create Sensor Film; (iii) incorporating such Sensor Film as a component of Touch Screen Modules; and
(iv) using or selling Touch Screen Modules so made,

(B) the UNIPIXEL intention to re-purpose the UNIPIXEL owned assets in the Manufacturing Facility, UNIPIXEL will

***This information has been omitted pursuant to a confidential treatment request and filed separately with the Securities and Exchange Commission.

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(a) offer to KODAK the ability to continue to operate the Manufacturing Facility for a minimum of 18 months by offering to provide a lease at a commercially competitive rates to the UNIPIXEL owned assets in the Manufacturing Facility and,

(b) grant to Kodak a ***% royalty bearing, non-exclusive, for the life of patents, license under the other UNIPIXEL Project Rights and Background Rights for the sole purpose of: (a) making or having made Conductor Film products; (b) using such Conductor Film products to create Sensor Film; (c) incorporating such Sensor Film as a component of Touch Screen Modules; and (d) using or selling Touch Screen Modules so made,

14.5. Asset Disposition After KODAK Termination withoutCause.  Upon termination without cause by KODAK, and

(A) the KODAK intention to shutdown, sell, or otherwise dispose of the KODAK owned assets in the Manufacturing Facility, KODAK will;

(a) offer for the first right of refusal to UNIPIXEL, to purchase the assets owned by KODAK, KODAK Partner or creditors of KODAK, that include the facility and assets that reside in the Manufacturing Facility, for the price of the fair market value (by a mutually agreed to certified 3rd party appraiser) of the assets;

(b) offer to UNIPIXEL the ability to continue to operate the Manufacturing Facility for a minimum of 18 months by offering to provide a lease to the building, parking and access to utilities at a rate competitive with other lease arrangements to third parties residing in Eastman Business Park;

(c) allow UNIPIXEL the ability to offer competitive positions to the management, operators, engineers and maintenance staff that operate the Manufacturing Facility and,

(d) grant to UNIPIXEL a ***% royalty bearing, non-exclusive, for the life of patents, license under the other KODAK Project Rights and Background Rights for the sole purpose of: (i) making or having made Conductor Film products that KODAK has agreed to supply to UNIPIXEL hereunder; (ii) using such Conductor Film products to create Sensor Film; (iii) incorporating such Sensor Film as a component of Touch Screen Modules; and (iv) using or selling Touch Screen Modules so made, or (B) the KODAK intention to re-purpose the Manufacturing Facility and the KODAK owned assets within the Manufacturing Facility for its own use, KODAK will:

(a) retain ownership of its assets within the Manufacturing Facility,

(b) offer to UNIPIXEL the ability to continue to operate the Manufacturing Facility for a minimum of 18 months by offering to provide a lease at a commercially competitive rates to the KODAK owned assets in the Manufacturing Facility and by offering to provide a lease to the building, parking and access to utilities at a rate competitive with other lease arrangements to third parties residing in Eastman Business Park and,

***This information has been omitted pursuant to a confidential treatment request and filed separately with the Securities and Exchange Commission.

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(c) grant to UNIPIXEL a ***% royalty bearing, non-exclusive, for the life of patents, license under the other KODAK Project Rights and Background Rights for the sole purpose of: (i) making or having made Conductor Film products that KODAK has agreed to supply to UNIPIXEL hereunder; (ii) using such Conductor Film products to create Sensor Film; (iii) incorporating such Sensor Film as a component of Touch Screen Modules; and (iv) using or selling Touch Screen Modules so made.

14.6. Product Disposition Upon Termination. Upon any notice of termination by a Party, unless otherwise provided UNIPIXEL by mutual written UNIPIXEL agreement, the Parties will plan to cease production of Products and the providing of Services by the Termination Date and will take all commercially reasonable steps to minimize the remaining inventory of consumables at the Termination Date. Supplier will continue to operate the Manufacturing Facility and use commercially reasonable efforts to operate and maintain the Manufacturing Facility and deliver to UNIPIXEL, UniPixel Partners or Customers, per the Purchase Orders, all Product(s) satisfactorily completed up to the Termination Date. The terms of Section 7 will apply until the Termination Date.

14.7. License upon Termination for Cause. In the event that either Party terminates this Agreement for Cause because (1) a petition for liquidation in bankruptcy has been filed against the other Party under Chapter 7 of the US Bankruptcy Code or (2) if the other Party breaches any material term of this Agreement and such breach is not cured within Forty Five (45) days of written notice to the other Party of such breach, the other Party shall grant to Party a royalty free, non-exclusive license under the other Parties Project Rights and Background Rights for the sole purpose of: (i) making or having made Conductor Film products that KODAK has agreed to supply to UNIPIXEL hereunder; (ii) using such Conductor Film products to create Sensor Film; (iii) incorporating such Sensor Film as a component of Touch Screen Modules; and (iv) using or selling Touch Screen Modules so made.

15.	INDEMNIFICATION

15.1. Indemnification by UNIPIXEL. At KODAK’s request, UNIPIXEL will defend any claims or allegations against KODAK, KODAK Affiliates or KODAK Personnel that: (i) any Product infringes any third-party’s patent, copyright, trademark, trade secret, mask work right or other intellectual property right; or (ii) any Product caused injury or damages as a result of negligent and/or intentional acts or omissions of UNIPIXEL. UNIPIXEL will indemnify and hold KODAK, KODAK Affiliates and KODAK Personnel harmless from and against any costs, damages and fees (including attorney fees) attributable to any claims falling within this Section 15.1 (“Claim”). UNIPIXEL’s obligations under this Section 15.1 with respect to any such Claim will not arise unless KODAK: (a) provides prompt notice to UNIPIXEL in writing of such Claim; (b) grants to UNIPIXEL in writing control of the defense and settlement of such Claim; (c) permits UNIPIXEL to answer and defend the Claim using counsel of UNIPIXEL’s choice; and (d) provides information and assistance reasonably necessary to enable UNIPIXEL to defend the Claim (at UNIPIXEL’s expense). KODAK shall not settle any such Claim without UNIPIXEL’s prior written permission.

***This information has been omitted pursuant to a confidential treatment request and filed separately with the Securities and Exchange Commission.

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15.2. Indemnification by KODAK. At UNIPIXEL’s request, KODAK will defend any claims or allegations against UNIPIXEL, UNIPIXEL Affiliates or UNIPIXEL Personnel that: (i) any third-party’s patent, copyright, trademark, trade secret, mask work right or other intellectual property right is infringed due primarily to KODAK’s modification of the Current JDA Process, or to KODAK’s combination of Product(s) or Services with other products or services. KODAK will indemnify and hold UNIPIXEL, UNIPIXEL Affiliates and UNIPIXEL Personnel harmless from and against any costs, damages and fees (including attorney fees) attributable to any such claims falling within this Section 15.2 (“Claim”). KODAK’s obligations with respect to any such Claim under this Section 15.2 will not arise unless UNIPIXEL: (a) provides prompt notice to KODAK in writing of such Claim; (b) grants to KODAK in writing control of the defense and settlement of such Claim; (c) permits KODAK to answer and defend the Claim using counsel of KODAK’s choice; and (d) provides information and assistance reasonably necessary to enable KODAK to defend the Claim (at KODAK’s expense). UNIPIXEL shall not settle any such Claim without KODAK’s prior written permission.

15.3. Avoiding Infringement. If any Claim for infringement of intellectual property rights is asserted under Section 15.1 or Section 15.2, or if a Party believes one likely, then Party shall promptly notify the other Party in writing and the Party shall have the right, at its own expense, to exercise one of the following remedies: (i) obtain for the other Party the right to continue to use and sell the Product(s) consistent with this Agreement; (ii) modify the Product(s) so they are non-infringing and in compliance with this Agreement; (iii) replace the Product(s) and Services with non-infringing ones that comply with this Agreement; or (iv) cease further Services or sale of any Product(s) subject to, or likely to be subject to, the Claim and accept return of such Product(s) sold and (v) cancel any open Purchase Orders for such Product(s).

16.	CONFIDENTIALITY:

16.1. Confidential Information under Development Agreement. Technical Confidential Information relating to the development of the Products has been, and is continuing to be disclosed between the Parties and is subject to the confidentiality obligations set forth in the Development Agreement.

16.2. Confidential Information. Information that is considered confidential relating to the purchase and sale of Products and Services hereunder, and the use of such Products and Services by UniPixel Partner will be disclosed between the Parties under pursuant to the Confidential Disclosure Agreement entered into the parties on or about December 1, 2012.

16.3. Terms of Agreement. In addition, the terms of this Agreement and the Parties’ interest in the subject matter of this Agreement are Confidential Information and shall be treated on the same basis as set forth herein.

17.	GENERAL TERMS

17.1. Press Releases and Publicity. Neither UNIPIXEL, UniPixel Partners or nor Supplier will issue press releases or other publicity regarding the Agreement or its subject matter without the prior written approval of the other, unless required by law. If information regarding the Agreement is required to be released to the public in 8K, 10K or

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similar filings required by the as required by the Securities and Exchange Commission (SEC), the releasing Party shall provide a copy of the release to the other Party no less than 24 hours in advance of release to the public. KODAK will ensure that KODAK Affiliates do not issue press releases or other publicity regarding the Agreement or its subject matter without the prior written approval of UNIPIXEL.

17.2. Compliance with Laws. Each party will comply with all applicable laws and regulations (including, without limitation, the laws and regulations of the parties’ Government relating to export, import, labor and employment) and defend and hold the other harmless from any expense or damage resulting from its violation or alleged violation of any such law or regulation in the performance of this Agreement.

17.3. Export Compliance. Notwithstanding any other provision of this Agreement, each Party hereby agrees that it shall not knowingly export, directly or indirectly, any United States source technical information acquired from the other Party under this Agreement, or any direct product of that technical information, to any country for which the United States Government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining such license or approval, when required by applicable United States law.

17.4. Employees and Subcontractors. Each party warrants that it will have agreements in place with its employees and others whose services it will utilize pursuant to this Agreement sufficient to enable such party to comply with all provisions of this Agreement.

17.5. Notices. All notices or other communications given hereunder will be deemed to have been duly given and made if in writing and if served by personal delivery upon the Party for whom it is intended, if delivered by a nationally recognized overnight courier service, to the Party at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Party. All such notices and other communications shall be deemed to have been given and received effective as of: (i) in the case of personal delivery, on the date of such delivery; or (ii) in the case of a nationally recognized, overnight courier service, on the business day following dispatch.

Notices to KODAK
should be sent to:            Eastman Kodak Company
Digital Printing & Enterprise Partnership Businesses 343 State Street
Rochester, New York 14650-0218 Attention: General Manager

with a copy                       Eastman Kodak Company
(which shall not               343 State Street
constitute notice) to:       Rochester, New York 14650-0218
Attention: General Counsel

Notices to UNIPIXEL
should be sent to:            UniPixel Displays, Inc.
8708 Technology Forest Place, Suite 100
The Woodlands, TX 77381
Attention: Reed Killion

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with a copy                       UniPixel Displays, Inc.
(which shall not               8708 Technology Forest Place, Suite 100 constitute notice) to:The Woodlands, TX 77381
Attention:                         Jeff Tomz

17.6. Independent Efforts and Similar Products. Except as otherwise provided in this Agreement and provided there is no infringement of the other party’s intellectual property rights, nothing in this Agreement will impair either Party’s right to develop, manufacture, purchase, use or market, directly or indirectly, alone or with others, products or services competitive with those offered by the other.

17.7. Relationship of Parties. UNIPIXEL and KODAK are independent contractors. Nothing in the Agreement creates a joint venture, partnership, franchise, employment or agency relationship or fiduciary duty of any kind. Neither party will have the power, and will not hold itself out as having the power, to act for or in the name of or to bind the other party. Except as expressly provided, the Agreement is not for the benefit of any third parties.

17.8. LIMITATION OF LIABILITY. NEITHER PARTY WILL BE RESPONSIBLE OR LIABLE TO THE OTHER FOR LOST PROFITS,OR LOST BUSINESS OPPORTUNITIES OR FOR INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH PERFORMANCE OF WORK PROVIDED FOR UNDER THIS AGREEMENT OR FOR TERMINATION OF THIS AGREEMENT AS PROVIDED FOR HEREIN.

17.9. Assignment. Except as set forth in Section 13, Neither party may assign or delegate its rights or obligations under the Agreement without the other’s prior written consent; provided, however, that either Party may assign all of its rights and obligations under the Agreement in connection with the sale of all or substantially all of its assets relating to its subject matter without the consent of the other Party, and provided further that UNIPIXEL may identify UNIPIXEL Affiliates as UniPixel Partners under the Agreement without the consent of KODAK.

17.10. Force Majeure. Neither party will be liable for delay or failure to fulfill its obligations under this Agreement due to acts of God beyond its reasonable control, provided it promptly notifies the other party and uses reasonable efforts to correct such failure or delay in its performance.

17.11. No Waiver. No delay or failure to act in the event of a breach of this Agreement will be deemed a waiver of that or any subsequent breach of any provision of this Agreement. Any remedies at law or equity not specifically disclaimed or modified by the Agreement remain available to both parties.

17.12. Applicable Law. This Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware (venue and law), USA without regard to conflict of law principles.

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17.13. Headings. The section headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

17.14. Severability. If a court of competent jurisdiction finds any provision of this Agreement unlawful or unenforceable, that provision will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect.

17.15. Amendments. Except as specifically provided herein, the Agreement may be modified only by a written amendment referring to the Agreement and signed by authorized representatives of each party. No failure or delay by either Party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided will be cumulative and, except as otherwise expressly provided herein, not exclusive of any rights or remedies provided by Law.

17.16. Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which will constitute one and the same Agreement. Facsimile signatures or signatures delivered by email in .pdf or similar format shall be deemed original signatures for purposes of this Agreement.

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THE PARTIES ACKNOWLEDGE THAT EACH HAS READ THE AGREEMENT, UNDERSTANDS IT, AND AGREES TO BE BOUND BY ITS TERMS AND CONDITIONS. FURTHER, THE PARTIES AGREE THAT THE  AGREEMENT IS THE COMPLETE AND EXCLUSIVE STATEMENTOF THE AGREEMENT BETWEEN THEM, WHICH SUPERSEDES ALL PROPOSALS AND PRIOR AGREEMENTS , ORAL OR WRITTEN, AND ALL OTHER COMMUNICATIONS BETWE EN THEMRELATING TO THE PRODUCT(S) AND SERVICES, EXCLUDING ANY NONDISCLOSURE AGREEMENTS.

Supplier: Eastman Kodak Company By/s/ Terry R. Taber Name Terry R. Taber Title CTO and Sr. V.P. Date 4/15/13	UIPIXEL: Uni-Pixel Displays, Inc By Name Title Date

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THE PARTIES ACKNOWLEDGE THAT EACH HAS READ THE AGREEMENT, UNDERSTANDS IT, AND AGREES TO BE BOUND BY ITS TERMS AND CONDITIONS. FURTHER, THE PARTIES AGREE THAT THE  AGREEMENT IS THE COMPLETE AND EXCLUSIVE STATEMENTOF THE AGREEMENT BETWEEN THEM, WHICH SUPERSEDES ALL PROPOSALS AND PRIOR AGREEMENTS , ORAL OR WRITTEN, AND ALL OTHER COMMUNICATIONS BETWE EN THEMRELATING TO THE PRODUCT(S) AND SERVICES, EXCLUDING ANY NONDISCLOSURE AGREEMENTS.

Supplier: Eastman Kodak Company By Name Title Date	UIPIXEL: Uni-Pixel Displays, Inc By /s/ Reed J. Killion Name Reed J. Killion Title CEO Date 4/15/13

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EXHIBIT 1

PRODUCTS

It is understood that a variety of designs and sizes of printed and plated product (“Finished Product”) can and will be made to meet customer needs in various market segments. In addition, catalyst-printed but un-plated (“Un-finished Product”) material may be produced at one or more plants and sold as is to Customers, or may be shipped for finishing by electro-less plating (“Finishing”) per the manufacturing site code ( the “Manufacturing Site Option Code”) chart below.

Table 1. Manufacturing Site Option Codes
	KODAK Printing	UNIPIXEL Printing
KODAK Plating	1	3
CYBERSHIELD Plating	2	4
No Plating	5	6

Finished or Unfinished Products may include pattern on either or both sides of the film. Any Finished Product or Un-finished Product that is manufactured according to the options in Table 1 shall be considered “Product.”

Each different Product design shall have a unique part number (the “Part Number”) that will be loaded into the ERP System that will also indicate the width of the substrate, and the Manufacturing Site Option Code that pertains to the manufacture of the Product. The Part Number and the Product ID, as defined in Section 10.1, will be included on the product packaging and invoices (electronic or otherwise).

Execution Version	CONFIDENTIAL

EXHIBIT 2
Product Specifications
Parameter	Specifications
Sensor Configuration
TBD ‐ These will vary by product.  Customer and product
requirements for specific sensor products to be defined.
Parameters to account for viewable area, sensor area, min &
max space avaialble on all four sides of the sensor, keep away zones (if any), cut line marks, alignment marks, etc.  will be specified for products to be manufactured.

Substrate	4.0 mil PET, adhesion promotor coated, both sides. TBD ‐ planarzied and/or heat stabilized PET.
Electrical Conductivity
Bulk Sheet Resistance	***
Max Resistance (longest diagonal) and grid conductivity	***
Line breaks	***
Conductivity uniformity	***
Grid Line Dimensions
Orientation	***
Width	***
Width variability	***
Height	***
Spacing	***
Topology/surface roughness	***
Edge Quality	***
Registration	***
Bus Bars
Minimum Line Spacing	>= 30µm
Minimum Line width	TBD
Max Contiguous Line Width	TBD
Optical Properties ‐ print
Meets customer Visual requirements
% Transmission ‐ print	***
Color	***
Reflectivity	***
Chrominance (c*)	***
Haze	***
Optical Properties ‐ laminated
% Transmission ‐ print	***
Color	***
Reflectivity	***
Chrominance (c*)	***
Haze	***
Physical Properties
Adhesion Test (Tape)	***
Scratch Test	***
Mandrel Test/ Flex Bending Test	***
Reliability/Durability/keeping
Heat Shock	***
Oven Keep 60C/90% RH	***
Oven Keep 85C/85% RH	***
HALT (Highly Accelerated Life Test)	***
Salt Spray Test	***
UV Test	***
Yield
Optical defects	***
end of line testing defects	***

***This information has been omitted pursuant to a confidential treatment request and filed separately with the Securities and Exchange Commission.

Execution Version	CONFIDENTIAL

EXHIBIT 3
Capital Project Plan Contents

1.	Client Objectives (Mandatory):
(Include an overview - the Business Need that is driving the project, the planned justification and specify the Client Objectives clearly)

1.1	Classify Drivers
1.2	State Problem Opportunity
1.3	Quantify Financial Benefits
1.4	Other Considerations

2.	Project Management (Mandatory)
(Describe the cost and schedule parameters for the project)

2.1	Project Cost
2.2	Project Schedule
2.3	Project Controls

3.	Input Materials:
(Specify the incoming materials in the terms of size, shape and quantity.  Describe packaging and handling needs)

4.	Output Materials:
(State the output product specifications and the quality requirements in terms of yield and acceptable waste levels. Describe packaging and handling needs)

5.	Output Volume:
(Specify the output, volume required and the product mix)

6.	Manufacturing Process (Mandatory):
(Describe the existing and preferred Process flow)

7.	Health, Safety and Engineering and Risk Engineering
(Describe significant Health, Safety and Environmental concerns and/or requirements that would not be obvious to a qualified design engineer)

8.	Manufacturing System Performance and Acceptance Criteria:
(Describe the expected performance and state the acceptance criteria)

9.	Interfaces and Boundaries (Mandatory):
(Describe project boundaries and the people/equipment/process/project interfaces with this project)

10.	Information System:
(Describe the information system and the reporting requirements)

11.	Software
(Include PLC, microprocessor, data collection, machine monitoring, vision and robotic software program requirements)

12.	Site/Facility:

Execution Version	CONFIDENTIAL

(Describe the proposed location and any potential environmental impact)

13.	Execution Constraints (Mandatory):
(Describe limitations or coordinated activities relative to other project/activities)

14.	Operational Requirements
(Define Operating conditions of the project)

15.	Maintenance Requirements
(Define maintenance requirements of the project)

16.	Risk Considerations
(Define items of uncertainty in the requirements)

17.	Other Deliverables:
(Describe any additional deliverable required/desired)

18.	Appendices:
(Include pertinent attachments)

•	General information:
•	Customer Names:
•	Customer Division:
•	Management that area reports to:
•	Primary Customer Contact:
•	Flow Line of Business:
•	Area of Business:
•	Relationship to Area Business:
•	Primary Project Contacts and Phone Numbers:
•	Product Component Specifications:
•	Process Flow Maps (Present & Proposed):
•	PFDs (if available):
•	Site Location Layouts
•	Sales Forecasts/ Production Requirements/Capacity Studies
•	Financial Evaluations (CFRR/WEV/NPV, etc.):
•	MAP (Manufacturability Assurance Process) Goals:
•	Other Referenced Documents or Standards that apply to the project:

Execution Version	CONFIDENTIAL

EXHIBIT 4

Preparation and Capitalization of Manufacturing Facility
(per specifications defined in the Capital Project Plan)

Phase 1:

KODAK will provide the capital investment for:
Item:                                                                                                Est. Cost

1) Bldg 326 Site Modifications including:                                      $***
a.	Global clean room facility
b.	Site preparation for Initial Tools
c.	Material preparation, storage, shipping facilities
d.	Engineering, Operations and Maintenance Facilities
e.	Waste management
f.	Chemical preparation areas (for Plating Line)

2)  Plate Writing Line including UHR Capability                          $***
3)  Test Quality Equipment                                                              $***
4) Other (Materials, Travel, ERP system etc.)                               $***

UNIPIXEL will provide the following equipment for:
  Item:                                                                                              Est. Cost

1)  Plating Line inc R2R End-stations  #1-#8**                            $***
2)  Printing Press #1-#2**                                                                $***
3)  Cleaning Equipment                                                                     $***
4)  Handling Equipment                                                                    $***

** Note: The unit numbers here refer to equipment being placed in the Manufacturing Facility in Rochester only.  UNIPIXEL has installed or will install a Plate Writing Line, a Printing Press and 3 Plating Lines inc R2R End-stations within the Uni-Pixel Facilities and Third Party Plating Facility in Texas.

***This information has been omitted pursuant to a confidential treatment request and filed separately with the Securities and Exchange Commission.

Execution Version	CONFIDENTIAL

EXHIBIT 5

Operations Plan Contents

1)  Operation Staffing
a)  Management
b)  Engineering
c)  Operators & Technicians
d)  Maintenance
i)     Process/Tool
ii)    Building
2)  Human Resource Support
a)  Performance Monitoring & Assessment
b)  Benefits Planning
3)  Standard Operation Procedures
a)  Documentation Generation
b)  Documentation Storage & Revision Control System
4)  Operator Training
a)  SOP Training
b)  Testing & Certification
c)  Multiple Certifications
5)  Maintenance
a)  Maintenance SOP Training
b)  Testing & Certification
c)  Multiple Certifications
6)  Health, Safety & Environmental (HSE) Plan
a)  HSE Engineering Support
b)  HSE Operator Training Plan
c)  Lone Operator Training
7)  Logistics
a)  ERP System
b)  Shift Planning
c)  Production Flow Planning
d)  Shop Floor System
e)  Distribution Planning
8)  Quality Plan
a)  SPC System
i)     SPC Concept Training
ii)    SPC System Training
b)  Yield Tracking & Management System
c)  Discrepant Material Reporting (DMR)
d)  Corrective Action Report (CAR)
e)  Product Testing
i)     In-line
ii)    Post Processing
9)  Rolling Horizon Forecasting System
10)  Packing, Handling, Shipping

Execution Version	CONFIDENTIAL

EXHIBIT 6

UniPixel Brand

Execution Version	CONFIDENTIAL

EXHIBIT 7

Logo

Primary